Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement (No. 333-134958) on Form S-8 of Verigy Ltd. of our report dated August 7, 2009, relating to our audits of the consolidated financial statements of Touchdown Technologies, Inc. as of and for the years ended December 31, 2008 and 2007, which appears in the Current Report on Form 8-K of Verigy Ltd. dated August 31, 2009. Our report dated August 7, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to Touchdown Technologies, Inc.’s ability to continue as a going concern.

/s/ SingerLewak LLP
Los Angeles, California
August 31, 2009